Broadridge Reports Fourth Quarter and Fiscal 2022 Results
Fiscal Year 2022 Recurring Revenue Growth of 16%
Fiscal Year 2022 Diluted EPS was $4.55 and Adjusted EPS grew 14% to $6.46
Record Closed Sales of $282 million
Raising Annual Dividend 13% to $2.90 Per Share
Fiscal Year 2023 Guidance of 6-9% Recurring Revenue Growth and 7-11% Adjusted EPS Growth
NEW YORK, N.Y., August 12, 2022 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2022. Results compared with the same period last year were as follows:

Summary Financial Results	Fourth Quarter			Fiscal Year
Dollars in millions, except per share data	2022	2021	Change	2022	2021	Change

Recurring fee revenues	$1,189	$1,033	15%	$3,749	$3,228	16%
Total revenues	$1,723	$1,532	12%	$5,709	$4,994	14%

Operating income	342	281	21%	760	679	12%
Margin	19.8%	18.4%		13.3%	13.6%

Adjusted Operating income - Non-GAAP	436	349	25%	1,066	902	18%
Margin	25.3%	22.8%		18.7%	18.1%

Diluted EPS	$2.09	$2.20	(5%)	$4.55	$4.65	(2%)
Adjusted EPS - Non-GAAP	$2.65	$2.19	21%	$6.46	$5.66	14%

Closed sales	$112	$113	(1%)	$282	$232	21%
“A strong fourth quarter capped another great year for Broadridge, with record closed sales, 16% recurring revenue growth, continued margin expansion, and 14% Adjusted EPS growth,” said Tim Gokey, Broadridge’s CEO. “Our results reflect continued execution of our long-term growth strategy, the ongoing digitization of financial services, and strong performance from our Itiviti acquisition.
“Broadridge’s resilient business model is built to deliver growth through different economic cycles. Looking ahead, we expect continued growth in Fiscal 2023, with 6-9% organic recurring revenue growth, continued margin expansion, and 7-11% Adjusted EPS growth. Most importantly, we are well-positioned to deliver, again, on our three-year financial objectives, with recurring revenue and Adjusted EPS growth at or above the higher end of the range,” Mr. Gokey added.
“Finally, I’m pleased to announce that our Board has approved a 13% increase in our annual dividend amount to $2.90 per share. Broadridge has now increased its dividend for 16 consecutive years, further underlining the strength and resiliency of our business and the durability of the trends driving our growth.”

Fiscal Year 2023 Financial Guidance

Recurring revenue growth	6 - 9%
Adjusted Operating income margin - Non-GAAP	Increase of ~ 50 bps
Adjusted earnings per share growth - Non-GAAP	7 - 11%
Closed sales	$270 - 310M
Financial Results for Fourth Quarter Fiscal Year 2022 compared to Fourth Quarter Fiscal Year 2021
•Total revenues increased 12% to $1,723 million from $1,532 million in the prior year period.
◦Recurring fee revenues increased 15% to $1,189 million from $1,033 million. The increase was primarily driven by 4pts of net new business and 8pts of internal growth. Internal growth was primarily driven by Investor Communication Solutions (“ICS”). Acquisitions also contributed 3pts of growth, primarily from the acquisition of Itiviti Holding AB (“Itiviti”).
◦Event-driven fee revenues decreased by $2 million, or 3%, to $70 million, as an increase in mutual fund proxy was more than offset by lower equity contest activity.
◦Distribution revenues increased $49 million, or 12%, to $477 million, driven equally by higher customer communications mail volumes and higher postage rates.
•Operating income was $342 million, an increase of $60 million, or 21%. Operating income margin increased to 19.8%, compared to 18.4% for the prior year period due to higher Recurring fee revenues, partially offset by distribution and other revenue-related expenses, including higher amortization expense from acquired intangible assets.
◦Adjusted Operating income was $436 million, an increase of $87 million, or 25%. The increase was driven by higher recurring fee revenues partially offset by higher distribution and other revenue-related expenses. Adjusted Operating income margin increased to 25.3%, compared to 22.8% for the prior year period.
•Interest expense, net was $21 million, an increase of $3 million, or 16%, driven by higher average debt outstanding.
•The effective tax rate was 22.1% compared to 22.6% in the prior year period. The decrease was driven by the increased impact of discrete tax items.
•Net earnings decreased 5% to $248 million and Adjusted Net earnings increased 21% to $314 million.
◦Diluted earnings per share decreased 5% to $2.09 and Adjusted earnings per share increased 21% to $2.65.
Segment and Other Results for Fourth Quarter Fiscal Year 2022 compared to Fourth Quarter Fiscal Year 2021
Investor Communication Solutions
•ICS total revenues were $1,354 million, an increase of $146 million, or 12%.
◦Recurring fee revenues increased $99 million, or 14%, to $807 million. The increase was attributable to 4pts of revenue from net new business and 10pts of revenue from internal growth. Internal growth was driven by higher volumes including equity proxy record growth of 17% and mutual fund interims record growth of 10%, as well as higher customer communication volumes.
◦Event-driven fee revenues decreased $2 million, or 3%, to $70 million, primarily as the increase in mutual fund proxy was more than offset by lower equity contest activity.

◦Distribution revenues increased $49 million, or 12%, to $477 million driven equally by higher customer communications mail volumes and higher postage rates.
•ICS earnings before income taxes were $364 million, an increase of $77 million, or 27%, driven by higher recurring fee revenues. Segment operating expenses rose 7%, or $69 million, to $990 million, primarily driven by distribution and other revenue-related expenses. Amortization expense from acquired intangibles decreased by $5 million to $16 million. Pre-tax margins increased to 26.9% from 23.8%.
Global Technology and Operations (“GTO”)
•GTO Recurring fee revenues were $382 million, an increase of $57 million, or 18%, driven by 9pts of growth from acquisitions, primarily Itiviti, as well as 5pts of net new business from onboarding of new clients, and a 4pt increase in internal growth.
•GTO Earnings before income taxes were $37 million, an increase of $10 million, or 39%, compared to $26 million in the prior year period. The earnings increase was driven by higher organic recurring revenue growth which was modestly offset by a higher loss primarily from the acquisition of Itiviti. Amortization expense from acquired intangibles increased by $11 million to $46 million in the fourth quarter of fiscal year 2022, primarily as a result of the Itiviti acquisition. Pre-tax margins increased by 1.5 percentage points to 9.6%.
Other
•Other Loss before income tax was $83 million compared to Other Income before income tax of $24 million in the prior year period. The decrease was primarily due to the absence of the $72 million non-operating Gain on Acquisition-Related Financial Instrument in the fourth quarter of fiscal year 2021 and a $19 million increase in costs associated with the Company’s Real Estate Realignment and Covid-19 Related Expenses driven primarily by the reduction in our office footprint in the current year period.
Financial Results for Fiscal Year 2022 compared to Fiscal Year 2021
•Total revenues increased 14% to $5,709 million from $4,994 million in the prior year period.
◦Recurring fee revenues increased 16% to $3,749 million from $3,228 million. The increase was attributable to 4pts of growth from net new business, 5pts of internal growth, and 7pts related to the impact of acquisitions. Internal growth was driven by higher volumes in our ICS business from equity proxy Record Growth of 18% and mutual fund interims Record Growth of 14%. Growth from acquisitions was 7pts, most notably from our Itiviti acquisition which closed in May 2021.
◦Event-driven fee revenues increased $34 million, or 14%, to $270 million, primarily due to increased volume of mutual fund proxy activity.
◦Distribution revenues increased $168 million, or 11%, to $1,718 million, primarily driven by higher customer communications mail volumes and higher postage rates.
•Operating income was $760 million, an increase of $81 million, or 12%. Operating income margin decreased to 13.3% from 13.6% in the prior year period.
◦Adjusted Operating income was $1,066 million, an increase of $165 million, or 18%. The increase was due to the impact of higher Recurring fee revenues and higher Event-driven fee revenues.
◦Adjusted Operating income margin increased to 18.7%, compared to 18.1% for the prior year period. An increase in pass through distribution revenues negatively impacted margins by approximately 70 basis points.
•Interest expense, net was $85 million, an increase of $29 million, from an increase in debt outstanding related to the acquisition of Itiviti.

•The effective tax rate was 19.8% compared to 21.4% in the prior year period. The decrease in the effective tax rate was driven by higher total discrete tax items, in addition to the excess tax benefits related to equity compensation, compared to the prior year period.
•Net earnings decreased 2% to $539 million and Adjusted Net earnings increased 15% to $766 million.
◦Diluted earnings per share decreased 2% to $4.55 and Adjusted earnings per share increased 14% to $6.46.
◦The increase in Adjusted earnings per share was primarily due to the increase in Recurring fee revenues and higher Event-driven fee revenues.
Segment and Other Results for Fiscal Year 2022 compared to Fiscal Year 2021
ICS
•ICS total revenues were $4,262 million, an increase of $435 million, or 11%.
◦Recurring fee revenues increased $233 million, or 11%, to $2,275 million. The increase was attributable to 5pts of revenue from net new business and 7pts of revenue from internal growth. Internal growth was driven by higher volumes including equity proxy Record Growth of 18% and mutual fund interims Record Growth of 14%.
◦Event-driven fee revenues increased $34 million, or 14%, to $270 million, primarily due to increased volume of mutual fund proxy activity.
◦Distribution revenues increased $168 million, or 11%, to $1,718 million, primarily driven by higher customer communications mail volumes, and higher postage rates.
•ICS earnings before income taxes were $726 million, an increase of $130 million, or 22%, primarily due to the increase in Recurring fee revenues and Event-driven fee revenues. Segment operating expenses rose 9%, or $305 million, to $3,536 million, primarily driven by distribution and other revenue-related expenses. Amortization expense from acquired intangibles decreased by $18 million to $69 million from $87 million in the prior period. Pre-tax margins increased to 17.0% from 15.6%.
GTO
•GTO Recurring fee revenues were $1,474 million, an increase of $288 million, or 24%, driven by 19pts of growth from acquisitions, primarily Itiviti, as well as 4pts of net new business from onboarding of new clients.
•GTO earnings before income taxes were $140 million, a decrease of $61 million, or 30%, compared to $200 million in the prior year period. The earnings decrease was due to $291 million in operating costs from acquisitions, primarily as a result of the Itiviti acquisition, as compared to revenue from acquisitions of $228 million. Amortization expense from acquired intangibles increased by $122 million to $189 million in fiscal year 2022 from $68 million in the prior year period. Pre-tax margins decreased to 9.5% from 16.9%.
Other
•Other Loss before income tax increased 110% to $189 million from $90 million in the prior year period. The increased loss before income taxes was primarily due to the absence of the non-operating Gain on Acquisition-Related Financial Instrument of $62 million in the prior year period and higher interest expense of $29 million due to an increase in average debt outstanding related to the fiscal 2021 acquisition of Itiviti.
Dividend Declaration and Increase
On August 11, 2022, Broadridge's Board of Directors (“the Board”) declared a quarterly dividend of $0.725 per share payable on October 5, 2022 to stockholders of record on September 15, 2022. This declaration reflects the Board's approval of an increase in the annual dividend amount by 13% from $2.56 to $2.90 per share, subject to the discretion of the Board to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the 16th consecutive year since becoming a public company in 2007.
Earnings Conference Call
An analyst conference call will be held today, August 12, 2022 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-877-328-2502 within the United States and international callers may dial 1-412-317-5419.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through August 19, 2022, the recording will also be available by dialing 1-877-344-7529 within the United States or 1-412-317-0088 for international callers, using passcode 2334448 for either dial-in number.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. GAAP except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings Per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items the exclusion of which management believes provide insight regarding our ongoing operating performance. Depending on the period presented, these adjusted measures exclude the impact certain of the following items: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) Real Estate Realignment and Covid-19 Related Expenses, (iv) Russia-Related Exit Costs, (v) Investment Gains, (vi) Software Charge, and (vii) Gain on Acquisition-Related Financial Instrument. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company’s acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. Real Estate Realignment and Covid-19 Related Expenses are comprised of two major components: Real Estate Realignment Expenses, and Covid-19 Related Expenses. Real Estate Realignment Expenses are expenses associated with the exit of certain of the Company’s leased facilities in response to the Covid-19 pandemic, which consist of the impairment of certain right of use assets, leasehold improvements and equipment, as well as other related facility exit expenses directly resulting from, and attributable to, the exit of these leased facilities. Covid-19 Related Expense are direct and incremental expenses incurred by the Company to protect the health and safety of Broadridge associates during the Covid-19 outbreak, including expenses associated with monitoring the temperatures for associates entering our facilities, enhancing the safety of our office environment in preparation for workers to return to Company facilities on a more regular basis, ensuring proper social distancing in our production facilities, personal protective equipment, enhanced cleaning measures in our facilities, and other safety related expenses. Russia-Related Exit Costs are direct and incremental costs associated with the Company’s wind down of business activities in Russia in response to Russia’s invasion of Ukraine, including relocation-related expenses of impacted associates. Investment Gains represent non-operating, non-cash gains on privately held investments. Software Charge represents a charge related to an internal use software product that is no longer expected to be used. Gain on Acquisition-Related Financial Instrument represents a non-operating gain on a financial instrument designed to minimize the Company's foreign exchange risk associated with the acquisition of Itiviti, as well as certain other non-operating financing costs associated with the Itiviti Acquisition.
We exclude Acquisition and Integration Costs, Real Estate Realignment and Covid-19 Related Expenses, Russia-Related Exit Costs, Investment Gains, the Software Charge and the Gain on Acquisition-Related Financial Instrument from our Adjusted Operating income (as applicable) and other adjusted earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and enhances comparability across fiscal reporting periods, as these items are not reflective of our underlying operations or performance. We also exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, as these non-cash amounts are significantly impacted by the timing and size of individual acquisitions and do not factor into the Company's capital allocation decisions, management compensation metrics or multi-year objectives. Furthermore, management believes that this adjustment enables better comparison of our results as Amortization of Acquired Intangibles and Purchased Intellectual Property will not recur in future periods once such intangible assets have been fully amortized. Although we exclude Amortization of Acquired Intangibles and Purchased Intellectual Property from our adjusted earnings measures, our management believes that it is important for investors to understand that these intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities plus Proceeds from asset sales, less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be,” “on track” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2023 Financial Guidance” section and statements about our three-year objectives are forward-looking statements.
These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors described and discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2022 (the “2022 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2022 Annual Report.
These risks include:
•changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;

•Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;
•a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•the potential impact and effects of the Covid-19 pandemic (“Covid-19”) on the business of Broadridge, Broadridge’s results of operations and financial performance, any measures Broadridge has and may take in response to Covid-19 and any expectations Broadridge may have with respect thereto;
•declines in participation and activity in the securities markets;
•the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•overall market, economic and geopolitical conditions and their impact on the securities markets;
•the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•Broadridge’s failure to keep pace with changes in technology and the demands of its clients;
•competitive conditions;
•Broadridge’s ability to attract and retain key personnel; and
•the impact of new acquisitions and divestitures.
Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge's technology and operations platforms underpin the daily trading of on average more than U.S. $9 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 14,000 associates in 21 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault         Sean Silva
(516) 472-5129             (332) 213-6371

Media:
Gregg Rosenberg
(212) 918-6966

Condensed Consolidated Statements of Earnings
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Revenues	$1,722.9	$1,531.6	$5,709.1	$4,993.7
Operating expenses:
Cost of revenues	1,146.8	1,016.7	4,116.9	3,570.8
Selling, general and administrative expenses	234.3	233.5	832.3	744.3
Total operating expenses	1,381.2	1,250.2	4,949.2	4,315.0
Operating income	341.7	281.4	759.9	678.7
Interest expense, net	(20.7)	(17.9)	(84.7)	(55.2)
Other non-operating income (expenses), net	(2.2)	72.8	(3.0)	72.7
Earnings before income taxes	318.8	336.4	672.2	696.2
Provision for income taxes	70.6	75.9	133.1	148.7
Net earnings	$248.1	$260.4	$539.1	$547.5

Basic earnings per share	$2.12	$2.24	$4.62	$4.73
Diluted earnings per share	$2.09	$2.20	$4.55	$4.65

Weighted-average shares outstanding:
Basic	117.2	116.1	116.7	115.7
Diluted	118.5	118.1	118.5	117.8

Amounts may not sum due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited)

In millions, except per share amounts	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$224.7	$274.5
Accounts receivable, net of allowance for doubtful accounts of $6.8 and $9.3, respectively	946.9	820.3
Other current assets	156.8	166.4
Total current assets	1,328.4	1,261.3
Property, plant and equipment, net	150.9	177.2
Goodwill	3,484.9	3,720.1
Intangible assets, net	1,077.1	1,425.0
Deferred client conversion and start-up costs	1,232.3	773.7
Other non-current assets	895.3	762.5
Total assets	$8,168.8	$8,119.8
Liabilities and Stockholders’ Equity
Current liabilities:
Payables and accrued expenses	$1,114.9	$1,102.7
Contract liabilities	198.5	185.3
Total current liabilities	1,313.4	1,288.0
Long-term debt	3,793.0	3,887.6
Deferred taxes	446.1	400.7
Contract liabilities	215.8	197.2
Other non-current liabilities	481.5	537.2
Total liabilities	6,249.8	6,310.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 117.3 and 116.1 shares, respectively	1.6	1.6
Additional paid-in capital	1,344.7	1,245.5
Retained earnings	2,824.0	2,583.8
Treasury stock, at cost: 37.2 and 38.3 shares, respectively	(2,024.8)	(2,030.9)
Accumulated other comprehensive income (loss)	(226.3)	9.2
Total stockholders’ equity	1,919.1	1,809.1
Total liabilities and stockholders’ equity	$8,168.8	$8,119.8

Amounts may not sum due to rounding.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

In millions	Fiscal Year
	2022	2021
Cash Flows From Operating Activities
Net earnings	$539.1	$547.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	82.4	67.4
Amortization of acquired intangibles and purchased intellectual property	250.2	153.7
Amortization of other assets	131.4	113.6
Write-down of long-lived assets	39.5	31.4
Stock-based compensation expense	68.4	58.6
Deferred income taxes	50.7	52.0
Gain on forward foreign exchange derivative	—	(66.7)
Other	(17.9)	(31.7)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(85.4)	(42.4)
(Increase) decrease in Other current assets	12.2	(29.6)
Increase (decrease) in Payables and accrued expenses	(26.7)	144.3
Increase in Contract liabilities	30.2	12.4
Non-current assets and liabilities:
Increase in Other non-current assets	(696.9)	(454.5)
Increase in Other non-current liabilities	66.2	84.0
Net cash flows provided by operating activities	443.5	640.1
Cash Flows From Investing Activities
Capital expenditures	(29.0)	(51.9)
Software purchases and capitalized internal use software	(44.1)	(48.8)
Proceeds from asset sales	—	18.0
Acquisitions, net of cash acquired	(13.3)	(2,603.6)
Settlement of forward foreign exchange derivative	—	66.7
Other investing activities	(24.0)	(34.0)
Net cash flows used in investing activities	(110.4)	(2,653.7)
Cash Flows From Financing Activities
Debt proceeds	670.0	4,325.0
Debt repayments	(765.5)	(2,230.7)
Dividends paid	(290.7)	(261.7)
Purchases of Treasury stock	(22.8)	(21.5)
Proceeds from exercise of stock options	60.2	35.3
Other financing activities	(22.0)	(48.6)
Net cash flows provided by (used in) financing activities	(370.8)	1,797.8
Effect of exchange rate changes on Cash and cash equivalents	(12.2)	13.8
Net change in Cash and cash equivalents	(49.9)	(202.1)
Cash and cash equivalents, beginning of fiscal year	274.5	476.6
Cash and cash equivalents, end of fiscal year	$224.7	$274.5

Amounts may not sum due to rounding

Segment Results
(Unaudited)

In millions	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Revenues
Investor Communication Solutions	$1,354.0	$1,208.4	$4,262.1	$3,827.0
Global Technology and Operations	381.7	324.4	1,474.4	1,186.2
Foreign currency exchange	(12.8)	(1.2)	(27.4)	(19.5)
Total	$1,722.9	$1,531.6	$5,709.1	$4,993.7

Earnings Before Income Taxes
Investor Communication Solutions	$364.4	$287.5	$726.3	$596.0
Global Technology and Operations	36.7	26.4	139.5	200.3
Other	(83.2)	24.2	(188.9)	(90.1)
Foreign currency exchange	0.9	(1.8)	(4.7)	(10.1)
Total	$318.8	$336.4	$672.2	$696.2

Pre-tax margins:
Investor Communication Solutions	26.9%	23.8%	17.0%	15.6%
Global Technology and Operations	9.6%	8.1%	9.5%	16.9%

Amortization of acquired intangibles and purchased intellectual property
Investor Communication Solutions	$16.0	$21.2	$69.3	$86.8
Global Technology and Operations	46.1	35.5	189.3	67.6
Other	—	0.4	—	1.5
Foreign currency exchange	(3.9)	(0.3)	(8.4)	(2.3)
Total	$58.2	$56.8	$250.2	$153.7

Amounts may not sum due to rounding.

Supplemental Reporting Detail - Additional Product Line Reporting
(Unaudited)

In millions	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2022	2021	Change	2022	2021	Change
Investor Communication Solutions
Regulatory	$423.9	$375.4	13%	$1,077.4	$940.2	15%
Data-driven fund solutions	102.9	92.8	11%	365.8	343.8	6%
Issuer	125.4	106.0	18%	215.9	188.6	14%
Customer communications	155.2	134.5	15%	615.8	569.5	8%
Total ICS Recurring fee revenues	807.4	708.7	14%	2,275.0	2,042.1	11%

Equity and other	37.9	44.6	(15%)	115.1	123.3	(7%)
Mutual funds	31.9	27.6	16%	154.5	112.2	38%
Total ICS Event-driven fee revenues	69.8	72.3	(3%)	269.6	235.5	14%

Distribution revenues	476.7	427.5	12%	1,717.6	1,549.5	11%

Total ICS Revenues	$1,354.0	$1,208.4	12%	$4,262.1	$3,827.0	11%

Global Technology and Operations
Capital markets	$240.1	$188.0	28%	$920.8	$661.3	39%
Wealth and investment management	141.6	136.3	4%	553.6	524.9	5%
Total GTO Recurring fee revenues	381.7	324.4	18%	1,474.4	1,186.2	24%

Foreign currency exchange	(12.8)	(1.2)	NM	(27.4)	(19.5)	41%

Total Revenues	$1,722.9	$1,531.6	12%	$5,709.1	$4,993.7	14%

Revenues by Type
Recurring fee revenues	$1,189.2	$1,033.0	15%	$3,749.3	$3,228.3	16%
Event-driven fee revenues	69.8	72.3	(3%)	269.6	235.5	14%
Distribution revenues	476.7	427.5	12%	1,717.6	1,549.5	11%
Foreign currency exchange	(12.8)	(1.2)	NM	(27.4)	(19.5)	41%
Total Revenues	$1,722.9	$1,531.6	12%	$5,709.1	$4,993.7	14%

NM - not meaningful

Amounts may not sum due to rounding.

Select Operating Metrics
(Unaudited)

	Three Months Ended June 30,			Fiscal Year Ended June 30,
In millions	2022	2021	Change	2022	2021	Change

Closed sales[1]	$111.9	$112.7	(1)%	$281.9	$232.1	21%

Record Growth[2]
Equity proxy	17%	33%		18%	26%
Mutual fund interims	10%	11%		14%	10%

Internal Trade Growth[3]	8%	(1)%		1%	12%

Amounts may not sum due to rounding

[1]Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Broadridge’s 2022 Annual Report for a description of Closed sales and its calculation.

[2]Stock record growth and interim record growth measure the estimated annual change in total positions eligible for equity proxy materials and mutual fund and exchange-traded fund interim communications, respectively, for equities and mutual fund position data reported to Broadridge in both the current and prior year periods.

[3]Internal trade growth represents the estimate change in trade volumes for clients whose contracts are linked to trade volumes and who were on Broadridge’s trading platforms in both the current and prior year periods.

Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Operating Income
Operating income (GAAP)	$341.7	$281.4	$759.9	$678.7
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	58.2	56.8	250.2	153.7
Acquisition and Integration Costs	10.6	6.5	24.5	18.1
Real Estate Realignment and Covid-19 Related Expenses (a)	23.7	4.2	30.5	45.3
Russia-Related Exit Costs	1.4	—	1.4	—
Software Charge	—	—	—	6.0
Adjusted Operating income (Non-GAAP)	$435.6	$349.1	$1,066.4	$901.8
Operating income margin (GAAP)	19.8%	18.4%	13.3%	13.6%
Adjusted Operating income margin (Non-GAAP)	25.3%	22.8%	18.7%	18.1%

Reconciliation of Adjusted Net earnings
Net earnings (GAAP)	$248.1	$260.4	$539.1	$547.5
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	58.2	56.8	250.2	153.7
Acquisition and Integration Costs	10.6	6.5	24.5	18.1
Real Estate Realignment and Covid-19 Related Expenses (a)	23.7	4.2	30.5	45.3
Russia-Related Exit Costs	1.4	—	1.4	—
Software Charge	—	—	—	6.0
Investment Gains	(6.7)	—	(14.2)	(8.7)
Gain on Acquisition-Related Financial Instrument	—	(71.7)	—	(62.1)
Subtotal of adjustments	87.2	(4.1)	292.3	152.2
Tax impact of adjustments (c)	(21.6)	1.8	(65.7)	(33.2)
Adjusted Net earnings (Non-GAAP)	$313.7	$258.2	$765.7	$666.5

Amounts may not sum due to rounding

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted EPS
Diluted earnings per share (GAAP)	$2.09	$2.20	$4.55	$4.65
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.49	0.48	2.11	1.30
Acquisition and Integration Costs	0.09	0.06	0.21	0.15
Real Estate Realignment and Covid-19 Related Expenses (b)	0.20	0.04	0.26	0.38
Russia-Related Exit Costs	0.01	—	0.01	—
Software Charge	—	—	—	0.05
Investment Gains	(0.06)	—	(0.12)	(0.07)
Gain on Acquisition-Related Financial Instrument	—	(0.61)	—	(0.53)
Subtotal of adjustments	0.74	(0.03)	2.47	1.29
Tax impact of adjustments (c)	(0.18)	0.02	(0.55)	(0.28)
Adjusted earnings per share (Non-GAAP)	$2.65	$2.19	$6.46	$5.66

(a) Real Estate Realignment Expenses were $22.6 million and $(3.3) million for the three months ended June 30, 2022 and 2021, respectively, and $23.0 million and $29.6 million for the fiscal year ended June 30, 2022 and 2021, respectively. Covid-19 Related Expenses were $1.1 million and $7.5 million for the three months ended June 30, 2022 and 2021, respectively, and $7.5 million and $15.7 million for the fiscal year ended June 30, 2022 and 2021, respectively.
(b) Real Estate Realignment Expenses impacted Adjusted earnings per share by $0.19 and $(0.03) for the three months ended June 30, 2022 and 2021, respectively, and $0.19 and $0.25 for the fiscal year ended June 30, 2022 and 2021, respectively. Covid-19 Related Expenses impacted Adjusted earnings per share by $0.01 and $0.06 for the three months ended June 30, 2022 and 2021, respectively, and $0.06 and $0.13 for the fiscal year ended June 30, 2022 and 2021, respectively.
(c) Calculated using the GAAP effective tax rate, adjusted to exclude excess tax benefits associated with stock-based compensation of $4.5 million and $18.1 million for the three months and fiscal year ended June 30, 2022, and $2.4 million and $16.9 million for the three months and fiscal year ended June 30, 2021, respectively. The tax impact of adjustments also excludes approximately $2.1 million and $10.6 million of Acquisition and Integration Costs for the three months and fiscal year ended June 30, 2021, respectively, which are not tax-deductible. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Fiscal Year Ended June 30,
	2022	2021
Reconciliation of Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$443.5	$640.1
Capital expenditures and Software purchases and capitalized internal use software	(73.1)	(100.7)
Proceeds from asset sales	—	18.0
Free cash flow (Non-GAAP)	$370.4	$557.3

Amounts may not sum due to rounding.

Fiscal Year 2023 Guidance
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth and Adjusted Operating Income Margin
(Unaudited)

FY23 Adjusted Earnings Per Share Growth Rate (a)
Diluted earnings per share - GAAP	~13-17% growth
Adjusted earnings per share - Non-GAAP	7 - 11% growth

FY23 Adjusted Operating Income Margin (b)
Operating income margin % - GAAP	Increase of ~ 150 bps
Adjusted Operating income margin % - Non-GAAP	Increase of ~ 50 bps

(a) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and Russia-Related Exit Costs, and is calculated using diluted shares outstanding. Fiscal year 2023 Non-GAAP Adjusted earnings per share guidance estimates exclude, net of taxes, approximately $1.73 per share.
(b) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and Russia-Related Exit Costs. Fiscal year 2023 Non-GAAP Adjusted Operating income margin guidance estimates excludes approximately $266 million.